Exhibit 3.192

ARTICLES OF INCORPORATION

The undersigned, acting as incorporator(s) to form a corporation under the New Mexico Business Corporation Act (53-11-1 to 53-18-12 NMSA 1978), adopts the following Articles of Incorporation for such corporation:

ARTICLE ONE: The name of the corporation Southwest Ambulance of New Mexico, Inc.

ARTICLE TWO: The period of its duration is Perpetual

ARTICLE THREE: The purpose or purposes for which the corporation is organized are:

To provide emergency and non-emergency transportation services.

ARTICLE FOUR: The aggregate number of shares which the corporation shall have authority to issue:

(ATTACH SCHEDULE, IF NEEDED)

One Thousand (1,000) shares of Common Stock, having a par value of $.01 per share.

ARTICLE FIVE: Any provision limiting or denying to shareholders the preemptive right to acquire unissued or treasury shares, or securities convertible into such shares or carrying a right to subscribe to or to acquire shares is:

NONE.

ARTICLE SIX: The name of its initial registered agent is: C T Corporation System and the street address (P.O. Box is unacceptable unless geographical location is given), city and zip code of its initial registered office in New Mexico is:

c/o C T Corporation System 123 East Marcy, Santa Fe, New Mexico 87501

ARTICLE SEVEN: The number constituting the initial board of directors is 2 and the names and addresses of the persons who have consented to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

NAME	ADDRESS
John S. Banas III	8401 E. Indian School Road, Scottsdale, AZ 85251

Jack E. Brucker	8401 E. Indian School Road, Scottsdale, AZ 85251

ARTICLE EIGHT: The name and address of each incorporator is:

NAME	ADDRESS
John S. Banas III	8401 E. Indian School Road, Scottsdale, AZ 85251

Date: March 27, 2003

/s/
John S. Banas III

Signature of Incorporator(s)